CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 40 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 14, 1998, relating to the financial statements and financial highlights appearing in the August 31, 1998 Annual Report to Shareholders of Colonial Intermediate U.S. Government Fund and Colonial Short Duration U.S. Government Fund, each a series of Colonial Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


PRICEWATERHOUSECOOPERS LLP
--------------------------
PricewaterhouseCoopers LLP

Boston, Massachusetts
December 28, 1998